Exhibit 10.5

EXECUTION COPY
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of December 14, 2010, between North Mill Capital LLC, a Delaware limited liability company (“Lender”), with its chief executive office located at 821 Alexander Road, Suite 130, Princeton, New Jersey 08540 and Integrated Consulting Group, Inc., a Delaware corporation (“Borrower”), with its chief executive office located at 160 Broadway, New York, New York 10038.

The parties agree as follows:

1.            DEFINITIONS AND CONSTRUCTION

1.1          Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means all “Accounts” as defined in the Code and, without limiting the following, all presently existing and hereafter arising accounts receivable, contract rights, health-care-insurance receivables and all other forms of obligations owing to Borrower arising out of the sale, lease, license or assignment of goods or other property, or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books (as defined below) relating to any of the foregoing.

“Advances” means all loans, advances and other financial accommodations by Lender to or on account of the Borrower, including those under this Agreement.

“Agreement” means collectively this Loan and Security Agreement, any concurrent or subsequent rider(s) to this Loan and Security Agreement, and any extensions, supplements, amendments, addenda or modifications to or in connection with this Loan and Security Agreement or any such rider.

“Authorized Officer” means any officer or other representative of Borrower authorized in a writing delivered to Lender to transact business with Lender.

“Borrower’s Books” means all of Borrower’s books and records including all of the following: ledgers; records indicating, summarizing, or evidencing Borrower’s assets or liabilities, or the Collateral; all information relating to Borrower’s business operations or financial condition; all login information, passwords and other materials which allow Borrower access to Accounts and Account debtor’s information as to such Accounts; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the facilities containing such information.

“Business Day” means any day which is not a Saturday, Sunday, or other day on which banks in the State of New Jersey are authorized or required to close.

“Chattel Paper” shall have the same meaning ascribed to such terms in the Code.

“Code” means the New Jersey  Uniform Commercial Code, as amended or revised from time to time.

“Collateral” means all of the Borrower’s right title and interest in and to the following, whether now owned or existing, or hereafter acquired or arising, and wherever located: all Accounts; all Equipment; all General Intangibles; Chattel Paper; all Inventory; all Negotiable Collateral; all Investment Property, all Letter of Credit Rights, all Supporting Obligations, all Deposit Accounts, all money or any assets of Borrower which hereafter come into the possession, custody, or control of Lender; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, lease, license or other disposition of the foregoing, or any portion thereof or interest therein, and all proceeds thereof, and all other property in which a security interest may be granted under the Code.

“Daily Balance” means the amount of the Obligations owed at the end of a given day (excluding amounts due in respect of the Term Loan.

“Deposit Account” shall have the meaning ascribed to such term in the Code.

“Documents” shall have the meaning ascribed to such term in the Code.

“Eligible Accounts” mean those Accounts created by Borrower in the ordinary course of business, which are and at all times shall continue to be acceptable to Lender in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Lender in Lender’s good faith discretion.  In determining such acceptability and standards of eligibility, Lender may, but need not, rely on agings, reports and schedules of Accounts furnished by Borrower, but reliance by Lender thereon from time to time shall not be deemed to limit Lender’s right to revise standards of eligibility at any time as to both Borrower’s present and future Accounts.  In general, an Account shall not be deemed eligible unless: (1) the Account debtor on such Account is and at all times continues to be acceptable to Lender, and (2) such Account complies in all respects with the representations, covenants and warranties hereinafter set forth.  Except in Lender’s sole discretion, Eligible Accounts shall not include any of the following: (a) any Account which the Account debtor has failed to pay within ninety (90) days of invoice date, (b) all Accounts owed by any Account debtor that has failed to pay twenty five percent (25%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date; (c) Accounts with respect to which goods are sold on a bill and hold basis or placed on consignment or for a guaranteed sale, or which contain other terms by reason of which payment by the Account debtor may be conditional; (d) Accounts with respect to which the Account debtor is not a resident of the United States unless the Account is supported by  credit insurance satisfactory to and assigned to Lender; (e) Accounts with respect to which the Account debtor is the United States or any department, agency or instrumentality of the United States, any State of the United States or any city, town, municipality or division thereof unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute; (f) Accounts with respect to which the Account debtor is an officer, employee or agent of, or subsidiary of, related to, controlled by, affiliated with or has common shareholders, officers or directors with Borrower; (g) Accounts with respect to which Borrower is liable to the Account debtor for goods sold or services rendered by the Account debtor to Borrower unless such Account debtor has entered into an agreement reasonably acceptable to the Lender to waive setoff rights, but in each such case only to the extent of liability; (h) Accounts with respect to an Account debtor whose total obligations to Borrower exceed fifteen percent (15%) of all Accounts, in each case solely to the extent such Accounts exceed such percentage; (i) Accounts with respect to which the Account debtor disputes liability or makes any claim with respect thereto but only to the extent of such dispute, or claim, or is subject to any insolvency proceeding, or becomes insolvent, fails or goes out of business; (j) the Account arises out of a contract or purchase order for which a surety bond was issued on behalf of Borrower; (k) Accounts in which Lender does not have first priority perfected security interests; (l) Accounts where the Account Debtor is in a jurisdiction for which Borrower is required to file a notice of business activities or similar report and Borrower has not filed such report within the time period required by applicable law, (m) any Account as to which an invoice has not been issued to the Account debtor, (n) any Account which represents a progress payment on a contract which has not been fully completed by Borrower (it being understood that this clause (n) will not render an Account ineligible where the services have been rendered by the Borrower and the Account debtor requests that a master invoice be rendered on a monthly basis), (o) Accounts where the Account debtor has filed for bankruptcy, either voluntary or involuntary, or (p) Accounts arising from the permanent placement employees to the extent that such Accounts are not yet earned.  Notwithstanding the immediately preceding sentence and so long as the Account satisfies all of Lender’s other eligibility criteria and requirements, the term Eligible Account may, in the Lender’s sole discretion, include unbilled accounts for which all work has been completed by Borrower.  Notwithstanding clause (h) above, Borrower shall have the right to deliver a notice to Lender within thirty (30) days after the closing identifying Account debtors whose accounts may from time to time exceed fifteen percent (15%) of all Accounts.  Upon Lender’s receipt of such notice, Lender shall review such identified Account debtors and shall determine in the exercise of its good faith discretion which Account debtors may represent twenty percent (20%) of all Accounts and shall notify Borrower accordingly.  Solely with respect to such Account debtors, clause (h) shall apply by changing the percentage referred to therein from fifteen percent (15%) to twenty percent (20%) of all Accounts.

“Equipment” means all “Equipment” as defined in the Code and, without limiting the following, all of Borrower’s present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, pans, dies, jigs, goods (other than consumer goods or farm products) and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated and whether or not foreign) which is now or in the future, a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

“Event of Default” means the events specified in Section 8, below.

“General Intangibles” means all “General Intangibles” as defined in the Code and, without limiting the following, all of Borrower’s present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, service marks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, Borrower’s Books, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.

“Guarantor” means each person or entity which guarantees the Obligations or pledges any assets to Lender as additional security for the Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

“Instruments” shall have the meaning ascribed to such term in the Code.

“Inventory” means all “Inventory” as defined in the Code and, without limiting the following, all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower’s present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in Borrower’s business, goods which have been returned to, repossessed by, or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment Property” shall have the meaning ascribed to such term in the Code.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” means all of the following: costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by Lender; filing, recording, publication, appraisal and search fees paid or incurred by Lender in connection with Lender’s  transactions with Borrower; costs and expenses incurred by Lender  in the disbursement or collection of funds to or from Borrower; charges incurred by Lender resulting from the dishonor of checks; costs and expenses incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; and costs and expenses incurred by Lender  in enforcing or defending the Loan Documents, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal; and Lender’s reasonable attorneys’ fees and expenses, including allocated fees of in-house counsel, incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or otherwise representing Lender concerning the Loan Documents or the Obligations.

“Letter of Credit Rights” shall have the meaning ascribed to such term in the Code.

“Loan Documents” means, collectively, this Agreement, any Note or Notes, any security agreements, pledge agreements, mortgages, deeds of trust or other encumbrances or agreements which secure the Obligations, and any other agreement entered into between Borrower and Lender or by Borrower or a Guarantor in favor of Lender relating to or in connection with this Agreement or the Obligations.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Lender hereunder or thereunder.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f).

“Negotiable Collateral” means all of Borrower’s right, title and interest in all present and future letters of credit, notes, drafts, Instruments, Documents, leases, and Chattel Paper.

“Note” means any promissory note made by Borrower to the order of Lender concurrently herewith or at any time hereafter.

“Obligations” means all loans, Advances, debts, liabilities (including all interest and amounts charged to the Obligations pursuant to any agreement authorizing Lender to charge the Obligations), obligations, lease payments, guaranties, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents or by any other agreement between Lender and Borrower, and irrespective of whether for the payment of money), whether made or incurred prior to, on, or after the Termination Date, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which Lender may obtain by assignment or otherwise, and all interest thereon and all Lender Expenses.

 “Plan” means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Prime Rate” means that rate published from time to time by Israel Discount Bank of New York, or any successor thereof, from time to time as its prime rate, which shall not necessarily constitute its lowest available rate.

“Supporting Obligation” shall have the meaning ascribed to such term in the Code.

“Term” means the period from the date of the execution and delivery by Lender of this Agreement through and including the later of (a) the Termination Date and (b) the payment and performance in full of the Obligations.

“Term Loan” shall have the meaning ascribed to such term in Section 2.1A.

“Termination Date” means (a) December 14, 2012 (the period through such date the “Initial Term”), unless such date is extended pursuant to Sections 3.1 or 9.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by Lender pursuant to section 9.1 hereof, the date of such termination.

1.2          Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural. The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause and exhibit references are to this Agreement unless otherwise specified.  Words importing a particular gender mean and include every other gender.

1.3          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time.  When used herein, the term financial statements shall include the notes and schedules thereto.

1.4          Exhibits.  All of the exhibits, addenda or riders attached to this Agreement shall be deemed incorporated herein by reference.

1.5          Code.  Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code, unless otherwise defined herein.

2.            ADVANCES AND TERMS OF PAYMENT

2.1          Revolving Advances; Advance Limit.  Upon the request of Borrower, made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred and is continuing, Lender may, in its good faith discretion, make Advances in an amount up to (a) eighty-five percent (85%) of the aggregate outstanding amount of Eligible Accounts (the “Eligible Accounts Loan Value”); provided, however, that in no event shall the aggregate amount of the outstanding Advances under the revolving credit facility be greater than, at any time, the amount of Four Million and Two Hundred Thousand Dollars ($4,200,000.00) (said dollar limit the “Advance Limit”).  Lender may create or require reserves, including but not limited to payroll reserves against, or reduce its advance percentages based on Eligible Accounts  without declaring an Event of Default if it determines, in its good faith discretion, that such reserves or reductions are necessary, including, without limitation, to protect its interest in the Collateral and/or against diminution in the value of any Collateral, and/or to insure the prospect of payment or performance by Borrower of its Obligations to Lender are not impaired.

2.1A       Term Loan. On the closing date, Lender shall make a term loan (the “Term Loan”) to Borrower in the sum of One Hundred Twenty Thousand Dollars ($120,000.00).  Such loan shall (a) not be counted in determining availability for Advances under Section 2.1, (b) bear interest as provided in Section 2.4, and (c) amortize in equal monthly installments of principal in the amount of $30,000 plus accrued interest.  Notwithstanding anything in this Agreement to the contrary, Borrower shall have the right to prepay the Term Loan, in whole or from time to time in part, without premium, prepayment fee or penalty.

2.2          Overadvances.  All Advances shall be added to and be deemed part of the Obligations when made.  If, at any time and for any reason, the aggregate amount of the outstanding Advances exceeds the dollar or percentage limitations contained in Section 2.1 (an “Overadvance”) then Borrower shall, upon demand by Lender, immediately pay to Lender, in cash, the amount of such Overadvance.  Without affecting Borrower’s obligation to immediately repay to Lender the amount of each Overadvance, Borrower shall pay to Lender a fee (the “Overadvance Fee”) in an amount to be agreed upon between Lender and Borrower, but not less than Five Hundred Dollars ($500.00) per occurrence of an Overadvance, plus interest on the Overadvance amount at the Default Rate set forth below.

2.3          Authorization to Make Advances. Lender is hereby authorized to make the Advances based upon telephonic or other instructions received from anyone Lender reasonably believes to be an Authorized Officer, or, at the discretion of Lender, if such Advances are necessary to satisfy any Obligations.  All requests for Advances shall specify the date on which such Advance is to be made (which day shall be a Business Day) and the amount of such Advance.  Requests received after 12:00 noon Eastern time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  Lender, no later than 2:30 p.m. Eastern time on the Business Day on which the request for Advances is made (or deemed to have been made), shall instruct its bank/ financial intermediary to wire transfer funds to Borrower.  All Advances made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.  Unless otherwise requested by Borrower, all Advances shall be made by a wire transfer to the deposit account of Borrower designated on Schedule 2.3 annexed hereto, or such other account as Borrower shall notify Lender in writing.  Borrower shall pay to Lender a funds transfer fee of $35.00 for each Advance.  Said fees shall be payable on the first day of each month of the Term for all Advances made during the preceding month.

2.4          Interest.

(a)           Except where specified to the contrary in the Loan Documents, interest on the Daily Balance of the Obligations and the Term Loan of $3,500,000 or less in the aggregate shall accrue at the per annum rate of seven percentage points (7%) above the Prime Rate but not less than ten and one quarter percentage points (10.25%).  In the event the sum of the Daily Balance of Obligations plus the outstanding principal amount of the Term Loan exceeds $3,500,000 in the aggregate, then interest on the Daily Balance of Obligations and the Term Loan in excess of $3,500,000 shall accrue at the per annum rate of eight and one-half percentage points (8.50%) above the Prime Rate.  The Obligations shall, at the option of Lender, from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and if the Obligations are not paid in full by the Termination Date, and without waiving the maturity of the Obligations on the Termination Date, bear interest at the per annum rate of twelve percentage points (12%) above the Prime Rate (the “Default Rate”).  All interest payable under the Loan Documents shall be computed on the basis of a three hundred and sixty (360) day year for the actual number of days elapsed on the Daily Balance.  Interest as provided for herein shall continue to accrue until the Obligations are paid in full.

(b)           The interest rate payable by Borrower under the terms of this Agreement shall be adjusted in accordance with any change in the Prime Rate from time to time on the date of any such change.  All interest payable by Borrower shall be due and payable on the first day of each calendar month during the Term.  Lender may, at its option, add such interest and all Lender Expenses to the Obligations, and such amount shall thereafter accrue interest at the rate then applicable under this Agreement. Notwithstanding anything to the contrary contained in the Loan Documents, the minimum interest payable by Borrower on the Obligations shall be calculated on a minimum daily average loan balance of One Million Five Hundred Thousand Dollars ($1,500,000.00).  Notwithstanding anything herein to the contrary, all payments of the Obligations shall be applied by Lender first to Obligations bearing interest at the higher interest rate applicable subsection (a) above and then to Obligations bearing the lower interest rate applicable subsection (a) above.

(c)           In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time.  It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws.  In no event shall Borrower pay or Lender accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws.  Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges which could be construed as interest which, together with any other charges upon the principal or any portion thereof and any other fees or charges which could be construed as interest, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the Obligations, if any, and the remainder refunded to Borrower.

(d)           Notwithstanding the foregoing, for purposes of this Agreement, it is the intention of Borrower and Lender that “interest” shall mean, and be limited to, any payment to Lender which compensates it for extending credit to Borrower, for making available to Borrower a revolving credit facility during the term of this Agreement and for any default or breach by Borrower of a condition upon which credit was extended.  Borrower and Lender agree that, for the sole purpose of calculating the “interest” paid by Borrower to Lender, it is the intention of Borrower and Lender that interest shall mean and include, and be expressly limited to, any interest accrued on the aggregate outstanding balance of the Obligations during the term hereof pursuant to Sections 2.4(a) and 2.4(b); and any Overadvance Fee, Facility Fee, and late fees charged to Borrower during the term hereof.  Borrower and Lender further agree that it is their intention that the following fees shall not constitute “interest”: any Servicing Fees, any Examination Fees, any attorneys’ fees incurred by Lender, any premiums or commissions attributable to insurance guaranteeing repayment, finders’ fees, credit report fees, appraisal fees or fees for document preparation or notarization.  To the extent, however, that applicable  law excludes from the calculation of “interest” any fees defined herein as interest, or includes as interest any fees or other sums which are intended not to constitute interest, applicable  law shall supersede and prevail and all such interest shall be subject to paragraph 2.4(c) above.

2.5          Collection of Accounts.  Lender or its designee may, at any time, with or without notice to Borrower, notify customers or Account debtors that the Accounts have been assigned to Lender, and that Lender has a security interest in them and collect the Accounts directly, and add the collection costs and expenses to the Obligations, but, unless and until Lender does so or gives Borrower other written instructions, Borrower shall notify all Account debtors to remit payments on Accounts by check to Lender’s  lockbox to be designated by Lender.  Any wire transfers or ACH electronic payments shall be sent directly into Lender’s blocked account.  All such payments remitted to the lockbox shall be credited to a deposit account of Lender and into which account remittances from account debtors of other clients of Lender may be credited.  If notwithstanding said notice Borrower obtains payment on any Account, Borrower shall receive all payments on Accounts and other proceeds, including cash, of Collateral in trust for Lender and immediately deposit said payments into Lender’s blocked account, with any necessary endorsements and remit copies of said payments to Lender via electronic mail.  Any credit card payments obtained by Borrower on Accounts shall be remitted to Lender on the day of receipt of such credit card payment, by depositing an exchange check into Lender’s blocked account.  Notwithstanding the foregoing, on or before January 31, 2011, Lender shall use its good faith commercially reasonable efforts to establish a separate deposit account (“Lender’s Deposit Account”) under Lender’s exclusive dominion and control.  No funds of Lender or any other person shall be held in the Lender’s Deposit Account or commingled in any way with the funds held therein.  Once the Lender’s Deposit Account has been established, all checks received in the lockbox and all wire transfers or ACH electronic payments shall be deposited in the Lender’s Deposit Account.

2.6          Crediting Payments. The receipt of any item of payment by Lender shall, for the sole purpose of determining availability under the revolving credit facility provided for herein, subject to final payment of such item, be provisionally applied to reduce the Obligations on the date of receipt of such item by Lender, but the receipt of such an item of payment shall for all other purposes in determining the Daily Balance, including without limitation for the purpose of calculation of interest on the Obligations and the calculation of the Servicing Fee, not be deemed to have been paid to Lender until four (4) Business Days after the date of Lender’s actual receipt of  payment.  Notwithstanding anything to the contrary contained herein, payments received by Lender after 11:00 a.m. Eastern time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.7          Facility Fee.  In consideration of Lender entering into this Agreement, Borrower shall pay to Lender a facility fee (the “Facility Fee”) of (i) one and one half percent (1.50%) of the Advance Limit, plus the original principal balance of any term loans and Advances other than under the revolving credit facility provided for in Section 2.1 hereof, by Lender to or on behalf of Borrower, (ii) plus Ten Thousand Dollars ($10,000.00) which shall be earned and paid simultaneous with the execution of this Agreement, and thereafter a Facility Fee of (i) one and one half percent (1.50%) of the Advance Limit, plus the then outstanding principal balance of any term loans and Advances other than under the revolving credit facility provided for in Section 2.1 hereof, (ii) plus Ten Thousand Dollars ($10,000.00) by Lender to or on behalf of Borrower, earned and paid on each annual anniversary of the date hereof.

2.8          Servicing Fee.  Borrower shall pay to Lender a fee (the “Servicing Fee”) of $1,500 per month on or before the first day of each month in respect of Lender’s services for the preceding month, during the Term, including each Renewal Term, or so long as the Obligations are outstanding.

2.9          Field Examination Fee.  Borrower shall pay to Lender a fee (the “Field Examination Fee”) in an amount equal to Eight Hundred and Fifty Dollars ($850.00) per day per examiner, plus out-of-pocket expenses for each examination of Borrower’s Books or the other Collateral performed by Lender or its designee.

2.10        Late Reporting Fee.  Borrower shall pay to Lender a fee in an amount equal to Fifty Dollars ($50.00) per document per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to Lender is past due.

2.11        Monthly Statements.  Lender may render monthly statements to Borrower of all Obligations, including statements of all principal, interest and Lender Expenses, and Borrower shall have fully and irrevocably waived all objections to such statements and the contents thereof unless, within thirty (30) days after receipt, Borrower shall deliver to Lender, by registered, certified or overnight mail as set forth in Section 12 hereof, written objection to such statement specifying the error or errors, if any, contained therein.

3.            TERM

3.1          Term and Renewal Date.  This Agreement shall become effective upon execution by Lender and Borrower and continue in full force through the Initial Term and for one additional term of one year thereafter (the “Renewal Term”) if Borrower requests such Renewal Term in writing and if Lender, at its sole option, in writing agrees to extend the Term for one (1) year from the then Termination Date.  Such request by Borrower shall be made at least forth-five (45) days prior to the then Termination Date and Lender shall respond at least thirty (30) days prior to the then Termination Date.  In addition, Lender shall have the right to terminate this Agreement immediately at any time upon the occurrence and during the continuance of an Event of Default.  No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and Lender’s continuing security interest in the Collateral shall remain in effect until the Obligations have been fully paid and satisfied in cash or cash equivalents as provided in Section 3.3.  On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full.

3.2          Early Termination Fee.  If the Term is terminated by Lender upon the occurrence of an Event of Default, or is terminated by Borrower except as provided in Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower shall pay Lender upon the effective date of such termination a fee in an amount equal to: (a) three  percent (3%) of the Advance Limit, plus the then outstanding principal balance of any term loans or other Advances by Lender to or on behalf of Borrower, if such termination occurs on or prior to the first (1st) anniversary of the commencement date of the Initial Term; and (b) two  percent (2%) of the Advance Limit plus the then outstanding principal balance of any term loans or other Advances by Lender to or on behalf of Borrower if such termination occurs after the first (1st) anniversary but before the second (2nd) anniversary of the commencement date of the Initial Term Such fee shall be presumed to be the amount of damages sustained by Lender as the result of an early termination and Borrower acknowledges that it is reasonable under the circumstances currently existing.  The fee provided for in this Section 3.2 shall be deemed included in the Obligations.

3.3          Release of Liens and Guaranty on Termination.  Notwithstanding anything herein to the contrary, upon termination of this Agreement and payment in full of the Obligations (including all indemnification claims which have theretofore been made by Lender but excluding all contingent or indemnification obligations relating to claims that have not then arisen or been asserted), all guaranties shall be released and all liens of Lender shall be terminated notwithstanding that certain provisions of the Agreement by their terms shall survive such termination.  Lender agrees that it will, at Borrower’s expense, execute and deliver to Borrower such documents and instruments reasonably satisfactory to Lender evidencing such termination and release and shall authorize Borrower or its counsel to file UCC-3 termination statements and otherwise to evidence the termination of the Lender’s liens of record.  Nothing in this Section 3.3 shall be deemed to require Lender to release the guaranties or its liens unless the Lender refinancing the credit facility established hereunder agrees to indemnify or reimburse Lender (to the extent not paid by Borrower) for any losses incurred by Lender with respect to all checks or similar instruments deposited to Lender’s Deposit Account for which Lender has not received full and final credit if such checks or similar instruments are dishonored.

4.            CREATION OF CONTINUING SECURITY INTEREST

4.1          Grant of Continuing Security Interest.  Borrower hereby grants to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure  prompt repayment of the Obligations and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents and otherwise.  Lender’s continuing security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower.

 4.2         Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall notify Lender and upon the request of Lender, immediately endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

 4.3         Delivery of Additional Documentation Required.  Borrower shall execute and deliver to Lender concurrently with Borrower’s execution and delivery of this Agreement and at any time thereafter at the request of Lender, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and maintain perfected Lender’s continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower hereby authorizes Lender to file and/or record such financing statements and other documents as Lender deems necessary to perfect and maintain Lender’s continuing security interest in the Collateral, and agrees any such financing statement may contain an “all asset” or “all property” description of the Collateral, and Borrower hereby ratifies any such financing statement or other document heretofore filed by Lender.

 4.4         Power of Attorney.  Borrower hereby irrevocably makes, constitutes and appoints Lender (and any person designated by Lender) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any of the documents describe in §4.3 hereof or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender’s continuing security interest in the Collateral.  In addition, Borrower hereby appoints Lender (and any person designated by Lender) as Borrower’s attorney-in-fact with power to: (a) sign Borrower’s name on verifications of Accounts and other Collateral, and on notices to Account debtors; (b) send requests for verification of Accounts and other Collateral; (c) endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession; (d) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) make, settle and adjust all claims under Borrower’s policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance.  The appointment of Lender as Borrower’s attorney-in-fact and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which Lender has a continuing security interest remain unpaid and until all of the Obligations have been fully repaid and performed.

4.5          Right to Inspect.  Lender shall have the right at any time or times hereafter during Borrower’s usual business hours, or during the usual business hours of any third party having control over Borrower’s Books, to inspect Borrower’s Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower’s financial condition.  Lender also shall have the right at any time or times hereafter during Borrower’s usual business hours to inspect, examine and appraise the Inventory, the Equipment and other Collateral, and to check and test the same as to quality, quantity, value and condition.

5.            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender the following and acknowledges that:

5.1          No Prior Encumbrances; Security Interests.  Borrower has good and marketable title to the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the liens, claims, security interests or encumbrances (a) in favor of the Lender under the Loan Documents and (b) disclosed on Schedule 5.1 annexed hereto.

5.2          Bona Fide Accounts.  All Eligible Accounts as reflected on the Borrower’s borrowing base certificate(s) represent bona fide sales or leases of goods and/or services for which Borrower has an unconditional right to payment and as to which the goods have been delivered to the customer and/or the services rendered to the customer, as applicable.  Notwithstanding the foregoing, with respect to each payroll period ending on or before December 12, 2010, the foregoing representation and warranty shall be made to the best of Borrower’s knowledge after conducting due inquiry.

5.3          Intentionally Omitted.

5.4          Location of Inventory and Equipment.  The Inventory and Equipment is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman, processor, or similar party.  Borrower shall keep the Inventory and Equipment only at its address set forth on the first page hereof and at the locations set forth on Schedule 5.4 annexed hereto.
5.5          Inventory Records.  Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory and Borrower’s cost of said items and none of Borrower’s Inventory contains any labels, trademarks, trade-names or other identifying characteristics which are the properties of third parties.

5.6          Retail Accounts.  No Accounts arise from the sale of goods or rendition of services for personal, family or household purposes.

5.7          Relocation of Chief Executive Office.  The chief executive office of Borrower and the location of all books and records of Borrower relating to the Collateral is at the address indicated on the first page of this Agreement and Borrower will not, without thirty (30) days’ prior written notice to Lender and compliance with Section 4.3 hereof, relocate such office.  Notwithstanding the immediately preceding sentence, Borrower acknowledges that Borrower’s Books may at the closing of this Agreement be located at 15 West 39th Street, New York, New York.  Borrower shall cause Borrower’s Books to be moved to Borrower’s address located on the first page of the Agreement within thirty (30) days of the execution of this Agreement.

5.8          Due Incorporation and Qualification.  Borrower is, and shall at all times hereafter, be a corporation duly organized and existing under the laws of the state of its incorporation as set forth on the first page hereof, and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified.

5.9          Fictitious Name.  Borrower is conducting its business under the trade names or fictitious names set forth on Schedule 5.9 and no others.  Borrower has complied with the trade name and fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such names.

5.10        Permits and Licenses.  Borrower holds all material licenses, permits, franchises, approvals and consents required for the conduct of its business and the ownership and operation of its assets.

5.11        Due Authorization.  Borrower has the right and power and is duly authorized to enter into the Loan Documents to which it is a party.

 5.12       Compliance with Articles; Bylaws, Certificate of Formation, Operating Agreement.  The execution by Borrower of the Loan Documents to which it is a party does not constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or its Bylaws, nor does it constitute an event of default under any material agreement to which Borrower a party.

5.13        Litigation.  There are no actions, proceedings or claims pending by or against Borrower, whether or not before any court or administrative agency and Borrower has no knowledge or notice of any pending, threatened or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff.  If any such actions, proceedings or claims presently exist or arise during the Term, Borrower shall promptly notify Lender in writing and shall, from time to time, notify Lender of all material events relating thereto.

5.14        Accuracy of Information and No Material Adverse Change in Financial Statements.  All information furnished by Borrower to Lender and all statements made by Borrower to Lender, including, without limitation, information set forth in a loan application, is true, accurate and complete in all respects and does not fail to contain any information that would cause the information furnished to be materially misleading.  All financial statements relating to Borrower which have been or may hereafter be delivered to Lender (i) have been prepared in accordance with GAAP; (ii) fairly present Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended; and (iii) disclose all contingent obligations of Borrower.  In addition, no material adverse change in the financial condition of Borrower has occurred since the date of the most recent of such financial statements.

5.15        Solvency.  Borrower is now, and shall be at all times through the Term, solvent and able to pay its debts (including trade debts) as they mature.

5.16        ERISA.  Neither Borrower nor any person that is an  ERISA Affiliate at the time that this representation and warranty is made or deemed made, nor any Plan is or has been in violation of any of the provisions of ERISA in any material respect, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations thereof.  No lien upon the assets of Borrower has arisen with respect to any Plan.  No “prohibited transaction” within the meaning of ERISA Section 406 or IRC Section 4975(c) has occurred with respect to any Plan.  Neither Borrower nor any person that is an  ERISA Affiliate at the time that this representation and warranty is made or deemed made has incurred any withdrawal liability with respect to any Multiemployer Plan.  Borrower and each any person that is an  ERISA Affiliate at the time that this representation and warranty is made or deemed made have made all contributions required to be made by them to any Plan or Multiemployer Plan when due.  There is no accumulated funding deficiency in any Plan, whether or not waived.

5.17        Environmental Laws and Hazardous Materials.  Borrower has complied, and at all times through the Term will comply in all material respects, with all applicable Environmental Laws.  Borrower has not and will not cause or permit any Hazardous Materials to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower’s business except in accordance with applicable law.  To the best of Borrower’s knowledge without inquiry, no prior owner or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises.  Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify Lender of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material.  Lender shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law.  “Hazardous Material” includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste.  “Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

5.18        Tax Compliance.  Borrower has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets.

5.19        Reliance by Lender; Cumulative.  Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated by Borrower with each request for an Advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender.  The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to Lender.

5.20 Capitalization. Corporate Resource Services, Inc. (“CRS”) is the sole stockholder of Borrower.

6.           AFFIRMATIVE COVENANTS

6.1          Collateral and Other Reports.  At least weekly and upon each request for an Advance, Borrower shall deliver to Lender, a borrowing base certificate in a form acceptable to Lender and substantially in the format previously provided to Borrower.  In addition, at least weekly Borrower shall deliver to Lender  a detailed aging of the Accounts, a reconciliation statement and a summary aging, by vendor, of all accounts payable of Borrower and any book overdraft, time sheets, collection reports, sales journals, invoices, original delivery receipts, customers’ purchase orders, and such other documentation as Lender may deem necessary.  Borrower shall deliver to Lender on a weekly basis evidence of payment of payroll taxes together with such other supporting documentation and Lender may require.  Absent such a request by Lender, copies of all such documentation shall be held by Borrower as custodian for Lender.

6.2          Allowances.  Allowances, if any, as between Borrower and any Account debtors, shall be permitted on the same basis and in accordance with the usual customary practices of Borrower.  Borrower shall promptly notify Lender of all disputes and claims.

6.3          Intentionally Omitted.

6.4          Financial Statements, Reports, Certificates.  Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month during the Term, a balance sheet and profit and loss statement prepared by Borrower covering Borrower’s operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower’s fiscal years, audited financial statements of Borrower for each such fiscal year, prepared by independent certified public accountants acceptable to Lender.  Such financial statements shall include a balance sheet, related statements of income, cash flows and stockholder’s equity.  Borrower shall also deliver, promptly after the receipt thereof, each accountants’ management letter.  Borrower shall also deliver to Lender such other reports reasonably requested by Lender relating to the Collateral and the financial condition of Borrower and a  certificate signed by its chief financial officer to the effect that all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to Lender under this Section 6.4 fairly present its financial condition and that there exists on the date of delivery of such certificate to Lender no condition or event which constitutes an Event of Default.

6.5          Tax Returns, Receipts.  Borrower shall deliver to Lender copies of each of its federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof.  Borrower further shall promptly deliver to Lender, upon request, satisfactory evidence of Borrower’s payment of all withholding and other taxes required to be paid by it.   Borrower agrees to cause any Guarantor to deliver to Lender (a) financial statements, as and when required by the guaranty to which he, she or it, as applicable, is a party, and (b) copies of Guarantor’s federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof.

6.6          Intentionally Omitted.

6.7          Title to Equipment.  Upon Lender’s request, Borrower shall immediately deliver to Lender, properly endorsed, any and all evidences of ownership of, or, if applicable, certificates of title, or applications for title to any items of Equipment.

6.8          Maintenance of Equipment.  Borrower shall keep and maintain the Equipment in good operating condition and repair, and shall make all necessary replacements thereto so that its value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain Borrower’s personal property.

6.9          Taxes.  All Federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its assets or in connection with Borrower’s business shall hereafter be paid in full, before they become delinquent or before the expiration of any extension period.  Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof.

6.10        Insurance.  Borrower, at its expense, shall keep and maintain the Collateral insured against all risk of loss or damage from fire, theft, vandalism, malicious mischief, explosion, sprinklers, and all other hazards and risks of physical damage included within the meaning of the term “extended coverage” in such amounts as are ordinarily insured against by similar businesses.  Borrower shall also keep and maintain comprehensive general public liability insurance and property damage insurance, and insurance against loss from business interruption, insuring against all risks relating to or arising from Borrower’s ownership and use of the Collateral and its other assets and the operation of its business. All such policies shall be in such form, with such companies and in such amounts as may be satisfactory to Lender.  Borrower shall deliver to Lender certified copies of such policies and evidence of the payments of all premiums therefore.  All such policies (except those of public liability and liability property damage) shall contain a Lender’s Loss Payable endorsement in a form satisfactory to Lender, naming Lender as sole loss payee thereof, and containing a waiver of warranties. All proceeds payable under such policies shall be payable to Lender and applied to the Obligations. Evidence of such insurance as required herein shall be provided to Lender within five (5) days of the execution of this Agreement.

6.11        Expenses.  Borrower shall immediately and without demand reimburse Lender for all Lender Expenses and Borrower hereby authorizes the payment of such Lender Expenses.

6.12        Compliance with the Law.  Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of its business.

6.13        Accounting System.  In addition to the other reporting requirements contained in this Agreement, Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral.  Lender may reasonably request  in writing that such ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral contain information specified therein and Borrower shall be afforded a reasonable period of time to implement such request.

7.           NEGATIVE COVENANTS

Borrower covenants and acknowledges that during the Term, Borrower shall not undertake any of the following:

7.1          Extraordinary Transactions and Disposal of Assets.  Except for the transactions contemplated by the FAPA (as defined below) and the Loan Documents, enter into any transaction not in the ordinary and usual course of its business, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any its assets other than sales of Inventory in the ordinary and usual course of its business as presently conducted; incur any indebtedness for borrowed money, or other indebtedness outside the ordinary and usual course of its business, except for Advances and other indebtedness owed to Lender, renewals or extensions of existing debts which may be permitted by Lender in Lender’s sole discretion.

7.2          Change Name, etc.  Change its name, business structure, jurisdiction of incorporation or formation as applicable, or identity, or add any new fictitious name.

7.3          Merge, Acquire.  Merge, acquire, or consolidate with or into any other business organization.

7.4          Guaranty.  Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the account of Borrower or for negotiation and delivery to Lender.

7.5  Restructure.  Make any change in its financial structure or business operations or transfer or divert any present or future clients of Borrower to persons or entities which are related to, controlled by, affiliated with or have a common shareholder, officer or director with Borrower.  For purposes hereof present clients of Borrower shall include those clients acquired by Borrower pursuant to by the Foreclosure and Asset Purchase Agreement dated November 9, 2010, as same has been amended  (the “FAPA”) by and among Lender, Integrated Consulting Group of New York, LLC, The Tuttle Agency, Inc., The Tuttle Agency of New Jersey, Inc. Tuttle Specialty Services, Inc., Segue Search of New Jersey, Inc., Eric Goldstein and Borrower, including without limitation the Unique Clients as defined in Exhibit J to the FAPA.

7.6          Prepayments.  Prepay any  indebtedness which may be owing to any third party other than trade payables.

7.7          Intentionally Omitted.

7.8          Intentionally Omitted

7.9          Loans and Advances.  Make any loans, advances or extensions of credit to any person or entity, including officer, director, executive employee or shareholder of Borrower (or any relative of any of the foregoing), or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower, provided that the Borrower may make loans or advances to employees for the purpose of travel or entertainment in the ordinary course of business provided that the aggregate amount thereof outstanding at any one time shall not, if not repaid, be reasonably expected to have a Material Adverse Effect.

7.10        Capital Expenditures.  Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal assets or replacement Equipment in excess of Twenty Five Thousand Dollars ($25,000.00) for any individual transaction or where the aggregate amount of such transactions in any fiscal year exceeds Fifty Thousand Dollars ($50,000.00).

7.11        Consignments of Inventory.  Consign any Inventory to any third party or obtain any Inventory on a consignment basis from any third party.

7.12        Distributions.  Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding.

7.13        Accounting Methods.  Modify or change its method of accounting or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of Borrower’s records of Accounts and financial condition without said party agreeing to provide Lender with information regarding the Collateral or Borrower’s financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any such third party in connection with any information requested by Lender hereunder, and agrees that Lender may contact any such party directly in order to obtain such information.

7.14        Business Suspension.  Suspend or go out of business.

7.15       Liens.  Borrower will not create or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral or any of its other assets.

8.            EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower hereunder:

8.1          Failure to Pay.  Borrower’s failure to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether principal, interest, taxes, Lender Expenses or otherwise).

8.2          Failure to Perform.  Borrower’s or a Guarantor’s failure to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower, and/or a Guarantor and Lender.

8.3          Misrepresentation.  Any misstatement or misrepresentation in any warranty, representation, statement, aging or report when made to Lender by, Borrower and/or a Guarantor or any officer, employee, agent or director thereof, or if any such warranty, representation, statement, aging or report is withdrawn by such person;

8.4          Material Adverse Change.  There is a material adverse change in Borrower’s, or a Guarantor’s, business or financial condition;

8.5          Material Impairment.  There is a material impairment of the prospect of repayment of the Obligations or a material impairment of Lender’s continuing security interests in the Collateral;

8.6          Levy or Attachment.  Any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes into the possession of any judicial officer or assignee;

8.7          Insolvency by Borrower or Guarantor.  An Insolvency Proceeding is commenced by Borrower or by a Guarantor;

8.8          Insolvency Against Borrower.  An Insolvency Proceeding is commenced against Borrower or a Guarantor;

8.9          Injunction Against Borrower.  Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

8.10        Government Lien.  A notice of lien, levy or assessment is filed of record with respect to any of Borrower’s or a Guarantor’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s or a Guarantor’s assets and the same is not paid on the payment date thereof;

8.11        Judgment.  One or more judgments for the payment of money in an aggregate amount in excess of $50,000 is entered against Borrower or a Guarantor (which judgment shall not be fully covered by insurance without taking into account any applicable deductibles).

8.12        Default to Third Party.  There is a default in any material agreement to which Borrower or a Guarantor is a party or by which binds Borrower or a Guarantor or any of their assets;

8.13        Subordinated Debt Payments.  Borrower makes any payment on account of indebtedness which has now or hereafter been subordinated to the Obligations, except to the extent such payment is allowed under any subordination agreement entered into with Lender;

8.14        Termination of Guarantor.  A Guarantor dies or terminates his, her or its guaranty; or

8.15        Change in Management.  If Robert Cassera ceases to a director of Borrower or if Jay Schecter or Kurt Carlson cease to be actively engaged in the management of Borrower unless, within 30 days, Borrower shall appoint a replacement for Messrs. Schecter or Carlson reasonably acceptable to Lender.

8.16        ERISA Violation.  A “prohibited transaction” within the meaning of ERISA Section 406 or IRC Section 1975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any person that is then an ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the opinion of Lender, have a material adverse effect on the financial condition of Borrower. Borrower or any of person that is then an ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any persons who are then ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any persons that are then ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan which termination could, in the opinion of Lender, have a material adverse effect on the financial condition of Borrower or Borrower shall fail to notify Lender promptly and in any event within ten (10) days of the occurrence of an event which constitutes an Event of Default under this clause or would constitute an Event of Default upon the exercise of Lender’s judgment.

8.17        Loss of License, Etc.  If any license, permit, distributor, franchise or similar agreement, necessary for the continued operation of Borrower’s ordinary course of business is revoked, suspended or terminated.

8.18        Change of Ownership. CRS ceases to be the sole shareholder of the Borrower or CRS’ capital stock in Borrower is sold, disposed of, transferred, hypothecated, pledged, encumbered, seized, or levied upon, whether voluntarily or involuntarily.

Notwithstanding anything contained in this Section 8 to the contrary, Lender shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 8.6, 8.8, 8.10 or 8.11 hereof if, within twenty (20) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, Lender shall not be obligated to make Advances to Borrower during such period.

9.            LENDER’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  Upon the occurrence of an Event of Default, Lender may, at its election, without notice of such election and without demand, do any one or more of the following:

(a)             Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full;

(b)             Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and Lender;

(c)             Terminate this Agreement as to any future liability or obligation of Lender but without affecting Lender’s rights and security interest in the Collateral and without affecting the Obligations;

(d)             Settle or adjust disputes and claims directly with Account debtors for amounts and upon terms which Lender considers advisable and, in such cases, Lender will credit the Obligations with the net amounts received by Lender in payment of such disputed Accounts, after deducting all Lender Expenses;

(e)             Cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other property of Borrower or in Borrower’s possession and conspicuously label said returned Inventory as the property of Lender;

(f)             Without notice to or demand upon Borrower or a Guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Lender so requires and deliver or make the Collateral available to Lender at a place designated by Lender.  Borrower authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

(g)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, lease, license or other disposition, advertise for sale, lease, license or other disposition, and sell, lease, license or otherwise dispose (in the manner provided for herein) the Collateral.  Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any asset of a similar nature, pertaining to the Collateral, in completing the production of, advertising for sale, lease license or other disposition, and sale, lease, license or other disposition of the Collateral. Borrower’s rights under all licenses and all franchise agreements shall inure to benefit;

(h)            Sell, lease, license or otherwise dispose of the Collateral at either a public or private proceeding, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(i)             Lender shall give notice of the disposition of the Collateral as follows:

(1)            To Borrower and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(2)            The notice hereunder shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12 hereof, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender;

(j)              Lender may credit bid and purchase at any public sale;

(k)             Any deficiency that exists after disposition of the Collateral, as provided herein, shall be immediately paid by Borrower. Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess; and

(1)             In addition to the foregoing, Lender shall have all rights and remedies provided by law (including those set forth in the Code) and any rights and remedies contained in any Loan Documents and all such rights and remedies shall be cumulative.

9.2          No Waiver.  No delay on the part of Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude other or further exercise of any such right, power or privilege.

10.            TAXES AND EXPENSES REGARDING COLLATERAL.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower’s other covenants under any of the Loan Documents, then in Lender’s good faith discretion and without prior notice to Borrower, Lender may (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower’s loan account as Lender deems necessary to protect Lender from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 hereof and take any action with respect to such policies as Lender deems prudent; or (d) take any other action deemed necessary to preserve and protect its interests and rights under the Loan Documents.  Any payments made by Lender shall not constitute: (a) an agreement by Lender to make similar payments in the future or (b) a waiver by Lender of any Event of Default.  Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.            WAIVERS

11.1                 Demand, Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and notice of nonpayment at maturity and acknowledges that Lender may compromise, settle or release, without notice to Borrower, any Collateral and/or guaranties at any time held by Lender.  Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

11.2                 No Marshaling.  Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshaling of assets by Lender or to require that Lender first resort to some portion(s) of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.3                 Lender’s Non-Liability for Inventory or Equipment or for Protection of Rights.  So long as Lender complies with its obligations, if any, under Section 9-207 of the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever.  All risk of loss, damage or destruction of the Inventory or Equipment shall be borne by Borrower.  Lender shall have no obligation to protect any rights of Borrower against any person obligated on any Collateral.

11.4                 Limitation of Damages.  In any action or other proceeding against Lender under this Agreement or relating to the transactions between Lender and Borrower, each party waives the right to seek any consequential or punitive damages from the other.

12.           NOTICES

Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be telecopied (followed up by a mailing), personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to Lender, as the case may be, at their addresses set forth below

If to Borrower:	Integrated Consulting Group, Inc.
160 Broadway-11th Floor
New York, New York 10038
Attn: Jay Schecter
Fax: (212) 346-9601

If to Lender:	North Mill Capital LLC
821 Alexander Road, Suite 130
Princeton, New Jersey 08540
Attn: Jeffrey Goldrich
Fax: 609-919-0677

Any party may change the address at which it receives notices hereunder by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.

13.          DESTRUCTION OF BORROWER’S DOCUMENTS

All documents, schedules, invoices, agings or other papers delivered to Lender shall be returned to Borrower within four (4) months after they are delivered to or received by Lender except to the extent that such material is destroyed in a fire or other casualty or otherwise by an act of God.

14.          GENERAL PROVISIONS

14.1           Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower and executed and delivered by Lender.

14.2           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Without notice to or the consent of the Borrower, Lender may assign the Loan Documents and its rights and duties thereunder and Lender reserves the right to sell, assign, transfer, negotiate, grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder, provided that (i)  Lender’s obligations under this Agreement shall remain unchanged, (ii)  Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii)  Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.    In connection therewith, Lender may, on a confidential basis, disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. Borrower hereby consents to, and authorizes Lender to prepare and distribute a “tombstone”, to issue a press. release, or otherwise disseminate information to newspapers, trade journals, and other sources, describing the nature of, and closing of the credit facilities provided for herein, which may include Borrower’s name as well as other general information about Borrower and the credit facilities Borrower and Lender do not intend any of the benefits of the Loan Documents to inure to any third party, and no third party shall be a third party beneficiary hereof or thereof.

14.3           Section Headings.  Headings and numbers have been set forth herein for convenience only.

14.4           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

14.5           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of such provision.

14.6           Amendments in Writing.  This Agreement cannot be changed or terminated orally.  This Agreement is the entire agreement between the parties with respect to the matters contained herein. This Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this Agreement.

14.7           Counterparts.  This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

14.8           Indemnification.  Borrower hereby indemnifies, protects, defends and saves harmless Lender and any member, officer, director, official, agent, employee and attorney of Lender, and their respective heirs, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation: (a) losses, damages, expenses or liabilities sustained by Lender in connection with any environmental cleanup or other remedy required or mandated by any Environmental Law; (b) any untrue statement of a material fact contained in information submitted to Lender by Borrower or a Guarantor or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (c) the failure of Borrower or a Guarantor to perform any obligations required to be performed by Borrower or a Guarantor under the Loan Documents; and (d) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower’s or a Guarantor’s assets. The provisions of this paragraph 14.8 shall survive termination of this Agreement and the other Loan Documents.

14.9           Joint and Several Obligations; Dealings with Multiple Borrowers.  If more than one person or entity is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such person or entity is a party shall be joint and several. Lender shall have the right to deal with an individual of any Borrower with regard to all matters concerning the rights and obligations of Lender and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents.  All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder.  Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents.  The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transactions contemplated hereby.

14.10         Conditions Precedent to Closing.  The parties agree that the following matters are conditions precedent to Lender’s obligation to make any advances under this Agreement:

(i) contemporaneously with the closing hereof, Borrower shall have received a minimum of $200,000 from CRS as an opening capital contribution, which shall be in addition to any amounts previously paid or incurred by CRS, provided that nothing in this Agreement shall limit the right of Borrower to (A) receive repayment of the $50,000 advanced to Lender under the participation agreement between Borrower and Lender in respect of the loan agreement between Lender (as successor to Summa Capital Corp.) and Integrated Consulting Group of New York, LLC and (B) the dividend or other distribution of such amount to CRS.

(ii) Lender and Borrower shall have consummated or shall substantially contemporaneously with the closing of this Agreement shall consummate the transactions contemplated by the FAPA.

14.11         Post Closing Requirements. Within seventy one (71) days of the execution of this Agreement, Borrower shall provide Lender with

(i)  a proforma balance sheet in a  form and substance acceptable to Lender; and

(ii) a two (2) year projection as to Borrower in a form and substance acceptable to Lender.

15.          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS, CLAIMS, COUNTERCLAIMS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF MERCER, STATE OF NEW JERSEY, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE STATE OF NEW JERSEY, OR AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISIDICTION OVER THE MATTER IN CONTROVERSY.  BORROWER AND LENDER EACH WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF BORROWER AND LENDER AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

16              Treatment of Certain Information; Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to Lender’s owners, partners, members, directors, officers, employees, agents, advisors, representatives, banks, financial institutions, auditors and such third parties as may have need for same in connection with Lender’s business operations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential)  (ii) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (iv) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or its Affiliates on a non-confidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from Borrower relating to it or its business, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower.

[Signature Page Follows]

Borrower and Lender have executed and delivered this Agreement as of the date first above written.

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Jay Schecter
Name:	Jay Schecter
Title:	Chief Executive Officer

NORTH MILL CAPITAL LLC

By:	/s/ Beatriz Freire
Name:	Beatriz Freire
Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 2.3

Deposit Account of Borrower for Advances

SCHEDULE 5.1

NONE

SCHEDULE 5.4

Inventory and Equipment Locations

160 Broadway, 11th Floor, New York, New York 10038

SCHEDULE 5.9

Trade Names and Fictitious Names

Impact Staffing